Exhibit 23.2
Consent of Independent Registered Public Accounting Firms
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to :
–	Compagnie Générale de Géophysique — Veritas 2010 Stock Option Plan,

–	Compagnie Générale de Géophysique — Veritas 2010 Performance Share Allocation Plan of our reports dated April 23, 2010, with respect to the consolidated financial statements of Compagnie Générale de Géophysique — Veritas and the effectiveness of internal control over financial reporting of Compagnie Générale de Géophysique — Veritas included in its Annual Report (Form 20-F) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.
Neuilly-sur-Seine and Courbevoie, France
April 23, 2010

ERNST & YOUNG & AUTRES	MAZARS

/s/ Philippe Diu	/s/ Olivier Thireau
Philippe Diu	Olivier Thireau